Exhibit 10.1

                     POST-CLOSING PROPERTY ACCESS AGREEMENT

          THIS POST-CLOSING PROPERTY ACCESS AGREEMENT, dated September 1, 2006, but intended to be effective as of (and expressly conditioned on) the Closing (as defined herein), is between Neose Technologies, Inc. ("Neose") and Auxilium Pharmaceuticals, Inc. ("Auxilium") relating to the property located at 102 Witmer Road, Horsham, Pennsylvania (the "Property").

                                   BACKGROUND

          Neose is the current owner of the Property, and Auxilium desires to become the lessee of the Property upon its sale to ARE-PA Region No. 6, LLC ("Alexandria"). Simultaneously with the execution hereof, Neose and Alexandria have entered into a Purchase and Sale Agreement and Joint Escrow Instructions ("Agreement of Sale") for the sale and purchase of the Property, and Auxilium and Alexandria have entered into a Lease (the "Lease") for the lease of the Property.

          The parties anticipate the closing on the sale of the Property pursuant to the Agreement of Sale will occur on or about August 31, 2006 (the "Closing"). Pursuant to a Pre-Closing Property Access Agreement of even date herewith ("Pre-Closing Agreement") between Auxilium and Neose, Neose has agreed to permit Auxilium to enter the Property and to commence making certain alterations and improvements thereto prior to the date of Closing. In addition, Neose has requested and Auxilium has agreed that, following the Closing, Neose shall be permitted to remain in occupancy of certain portions of the Property and that Neose and Auxilium shall share certain facilities within the Property in accordance with the terms and conditions of this Agreement.

                                      TERMS

          In consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. NEOSE ACCESS.

          1.1.Spaces. Upon Closing and consummation of the Lease, Auxilium hereby gives to Neose from the date of the Closing through February 28, 2007: (a) the exclusive right to use and occupy the laboratory and office areas of the Property designated as Neose Space in Schedule 1.1 ("Neose Space"), (b) the non-exclusive right in common with Auxilium to use and occupy the areas of the Property designated as Shared Space in Schedule 1.1 ("Shared Space"), (c) the non-exclusive right in common with Auxilium to use the Property's parking lot reasonably sufficient to accommodate Neose's access hereunder ("Parking Space"), (d) the non-exclusive right in common with Auxilium to use all corridors and other means of access to the Neose Space, the Shared Space and the Parking Space (together with the Neose Space, the Shared Space and the Parking Space, the "Spaces") and (e) the non-exclusive right in common with Auxilium to use the fax machines and copiers conveyed to Alexandria pursuant to the Agreement of Sale, and which are being leased by Alexandria to Auxilium pursuant to the Lease. The foregoing rights to use and occupy the Spaces shall be free of any and all charges. Each party agrees that access to the Shared Space by both parties may require schedules to be coordinated and/or changed from time to time to enable each party to carry out its regular business objective. Neose and Auxilium shall endeavor to have a working schedule in place by the Closing. Each party agrees that it shall provide notice to the other as soon as it is determined that a reasonable change to an agreed schedule is required. All schedules and reasonable changes to existing schedules shall be coordinated through the Representatives described below. The Spaces will be made available to Neose on an "As-Is, Where-Is" basis, without representation or warranty of any kind and Neose expressly accepts the Spaces on such basis.

          1.2.Compliance. Neose will use reasonable commercial efforts to ensure that neither Neose's access to the Property, the occupancy of the Spaces, nor the conduct of its operations will interfere with Auxilium's operations at the Property or cause any harm or destruction to or contamination of the Property. Auxilium will use reasonable commercial efforts to ensure that Neose will have the right of quiet enjoyment of the Spaces and will be able to conduct its operations. Neose's use and occupancy of the Property shall at all times comply with all applicable laws, regulations, ordinances, safety requirements and SOPs of Auxilium ("Laws and Requirements"). Auxilium and Neose will comply with all procedures agreed upon by the parties.

          1.3.Alterations. Neose shall not make any installations, improvements, additions, alterations, or attachments to the Spaces without the prior consent of Auxilium, such consent not to be unreasonably withheld or delayed. Neose, at its sole cost and expense, shall immediately repair any damage caused to the Spaces by Neose, its employees, invitees or contractors following the Closing.

          1.4.Calibrations. Between the Closing and September 15, 2006, Neose and its calibration vendor, Integrated Service Solutions, shall have the right of access to the pilot plant, upon reasonable notice and during normal business hours, for the purpose of executing terminal calibrations and other calibrations due on Conveyed Equipment.

2. COOPERATION.

          2.1.Cooperation. Neose and Auxilium shall cooperate with each other in order to agree upon and implement such reasonable procedures and reasonable protocol as are reasonably necessary to ensure the safety of each other's personnel and to ensure noninterference with each party's business operations. It is understood that, during the period of this Agreement, certain equipment designated as Shared Equipment in Schedule 2.1 will be shared by the parties. The parties agree to cooperate with each other with respect to the use of the Shared Equipment and any issues with respect to the use of the Shared Equipment shall be referred to the Working Committee (as defined below). It is also understood that, until Neose vacates the Property, Auxilium shall have the right to use up to fifty (50) lines of the existing telephone system serving the Property.

          2.2.Facility Employees. Neose and Auxilium agree that the facility employees listed in Schedule 2.2 (each a "Facility Employee") shall, regardless of which party employs them, continue to work together in an integrated manner to perform their current job duties of maintaining the Property for the benefit of both Neose and Auxilium and the Property, 201 Witmer Road, and 102 Rock Road, Horsham, PA. During the thirty-day period commencing on the date of Closing, to the extent he remains an employee of Neose, Neose will, upon reasonable notice and subject to his availability, make Chris Garges available to Auxilium to answer questions and otherwise provide information about the use of the Property, up to an aggregate maximum of 20 hours.

          2.3.Working Committee. Neose and Auxilium hereby establish a working committee ("Working Committee"), which shall be responsible for the cooperation necessary to allow Auxilium and Neose to protect their employees and conduct their operations to manage the Facility Employees, and for communication and resolution of issues between the parties. The Working Committee shall consist of two representatives who will be authorized to act for the parties hereunder (respectively, "Neose's Representatives" and "Auxilium's Representatives", and together, the "Representatives"). The Representatives shall be available to attend regularly scheduled and special meetings with each other in person or by conference call. It is expected that regular meetings will be held weekly and may also be attended by employees or representatives of either party other than the Representatives.

          2.4.Appointment of Representatives. Auxilium's Representatives will be Ben Del Tito and Michael Cowan, and Neose's Representatives will be James White and Hoyt Emmons. Each Party may remove and replace its Representatives on the Working Committee at any time, without cause, upon written notice to the other Party. Each party's Representatives shall have the authority to act on such party's behalf at all times and with respect to issues relating to this Agreement.

          2.5.Dispute. In the event the Working Committee shall fail to mutually resolve any matter it is responsible for hereunder, Neose and Auxilium agree to submit such matter to the senior management of each party for mutual resolution. In the event the senior management shall fail to mutually resolve such matter, Neose and Auxilium agree to submit such matter pursuant to the Expedited Procedures provisions of the Arbitration Rules for the Real Estate Industry of the AAA (presently Rules 56 through
     60); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 57 shall be returned within five
     (5) business days from the date of mailing, (ii) the parties shall notify the AAA, by telephone of any objections to the arbitrator appointed, within four (4) days after such appointment, and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 57, (iii) the notice of hearing referred to in Rule 58 shall be four (4) days in advance of the hearing,
     (iv) the hearing shall be held within seven (7) days after the appointment of the arbitrator, and (v) the arbitrator shall have no right to award damages.

3. INSURANCE.

          3.1. Neose shall, at its expense, maintain or cause its contractors to maintain during the period of access hereunder commercial general liability insurance, including contractual liability insurance and property damage insurance under policies issued by insurers licensed to conduct business in the state wherein the Property is located, with per occurrence limits of not less than $5 Million for bodily injury, or death and damage to or destruction of property (including the loss of use thereof), $5 Million combined aggregate, and workers' compensation at statutory limits. Such policies shall name Auxilium, Alexandria, Alexandria Real Estate Equities, Inc., and its and their respective officers, directors, members, and employees as additional insureds. Neose shall deliver to Auxilium and Alexandria certificates of insurance evidencing such coverage prior to entering upon the Property. Such certificates shall contain a provision that same shall not be cancelled or the coverage materially altered without first giving at least thirty days' prior written notice to Auxilium and Alexandria.

          3.2. Any policy or policies of fire, extended coverage or similar property insurance, which either party obtains in connection with the Property, shall include a clause or endorsement denying the insurer any rights of subrogation against the other party for all perils covered by such policy. Any provision of this Agreement to the contrary notwithstanding, Neose and Auxilium hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party,
     (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party's loss or damage is insured or, if not insured, was insurable under commercially available "special form" property insurance policies, including additional coverages typically obtained by owners and users of comparable facilities, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self-insured in whole or in part or the amount of the releasing party's insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Neose and Auxilium shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.

4. INDEPENDENT CONTRACTORS. Neose and Auxilium are independent contractors hereunder and, except as otherwise provided herein, shall conduct their respective businesses as they may determine, and neither party, nor any officer, employee or agent of either party, shall have the authority to bind the other party in any way whatsoever, or to accept service of legal process for and on behalf of the other party pursuant to this Agreement. Neither Neose nor Auxilium shall be deemed in any way or for any purpose, to have become, by the execution of this Agreement or any action taken hereunder, a partner of the other party in its business or a joint venturer or a member of a joint enterprise with the other party.

5. TECHNICAL INFORMATION. Pursuant to the Agreement of Sale, Neose is conveying to Alexandria, to the extent available and in its possession, Neose's non-proprietary standard operating procedures specifically relating to the Property and the maintenance of the personal property being conveyed by Neose to Alexandria at Closing pursuant to the Agreement of Sale ("Conveyed Equipment"), validation protocols for all Conveyed Equipment and facility systems, and equipment turnover packages and equipment history files relating to the Conveyed Equipment and facility systems ("Technical Information"). Neose agrees that Alexandria may share the Technical Information with Auxilium. Auxilium agrees that, during the term of this Agreement, the Technical Information will be retained at the Property and that Neose may make copies of any or all of the Technical Information. Neose agrees that it shall not remove any of the Conveyed Equipment or Technical Information (except as necessary to make copies). Neose further agrees that, upon expiration or earlier termination of this Agreement, Neose shall leave all the Conveyed Equipment and Technical Information (other than copies made by Neose) at the Property. Neose acknowledges that, to the extent Auxilium supplements or modifies the Technical Information after the Closing, Neose will have no rights with respect to such supplemental or modified Technical Information.

6. WAREHOUSE FACILITY. Subject to Neose's landlord's consent, and a separate agreement among such landlord, Auxilium and Neose, Neose will assign or sublet the warehouse space at 201 Witmer Road, Horsham, PA to Auxilium effective as of the Closing for the remainder of the current lease term, at the same current lease rates and charges, and Auxilium will allow Neose to occupy a portion of the warehouse space as designated in Schedule 6, free of charge, for the remainder of the current lease term. Within two (2) days from the date hereof, Neose shall request the landlord of 201 Witmer Road to consent to the foregoing described lease assignment or sublease.

7. SURRENDER. As of February 28, 2007, Neose shall (i) vacate and surrender the Spaces to Auxilium in broom clean condition, (ii) remove all of Neose's property, fixtures and equipment (including the components of the existing telephone system not included as part of the Conveyed Equipment other than cabling, wires and connections within walls, above ceilings or beneath floors) from the Spaces, (iii) restore any damage caused by the removal of any property, fixtures and equipment of Neose, (iv) decontaminate, repair, or clean-up the Spaces to remove any contamination from the Spaces resulting from Neose's operations following Closing to standards reasonably acceptable to Auxilium and
(v) remove the exterior hazardous materials shed from the Property and any contamination resulting from the shed following Closing to standards reasonably acceptable to Auxilium.

8. ASSIGNMENT. Auxilium and Neose shall not be permitted to assign their rights or obligations hereunder.

9. TERM. This Agreement shall expire and terminate effective as of February 28, 2007, except with respect to the obligations of the parties set forth in paragraphs 4, 6, 8, 9, and 11 which shall survive termination. If Neose fails to vacate the Property by 12:00 a.m. on March 1, 2007 for any reason, then for each and every day that Neose fails to so vacate, it shall pay to Auxilium the sum of $1,000 per day. This charge shall not limit Auxilium's right to seek such other remedies as may be available to Auxilium either at law or in equity.

10. MECHANIC'S LIENS. Neose shall not cause or permit the attachment of any mechanic's lien, materialman's lien, or any other lien, claim or encumbrance ("Encumbrance") against the Property. In the event of such Encumbrance, Neose shall bear all cost and expense related to the defense or removal of same and indemnify and hold Auxilium harmless from any actual and documented cost or expense (including reasonable attorneys' fees) which Auxilium may incur in connection therewith.

11. INDEMNITY.

          11.1. Neose shall indemnify, defend and hold Auxilium free and harmless from and against any and all claims, liabilities, damages, losses, actual and documented costs or expenses (including reasonable attorneys' fees) to the extent arising from Neose's activities on the Property; any act or omission of Neose or anyone acting by or on behalf of Neose at or about the Property in connection with this Agreement or otherwise; and any failure of Auxilium to comply with the terms of this Agreement.

          11.2. Auxilium shall indemnify, defend and hold Neose free and harmless from and against any and all claims, liabilities, damages, losses, actual and documented costs or expenses (including reasonable attorneys' fees) to the extent arising from (i) any claim by a third party alleging injury due to the negligence, gross negligence or willful misconduct of Auxilium, and (ii) any grossly negligent act or willful misconduct of Auxilium or anyone acting by or on behalf of Auxilium at or about the Property.

12. RELEASE. In order to induce Auxilium to permit Neose to access the Property, Neose, on behalf of itself, its officers, employees, representatives, agents and contractors (collectively, "Neose Releasors") hereby expressly RELEASE AND FOREVER DISCHARGE Auxilium, its employees, agents, contractors and representatives (collectively, "Auxilium Releasees") from any and all expenses, losses, costs, liabilities, claims, causes of action, demands and damages for loss, damage, injury or death to the Auxilium Releasees, or any of them (except to the extent resulting from the gross negligence or willful misconduct of the Auxilium Releasees), or damage to the property of Neose Releasors, or any of them, arising out of or in connection with the Neose's use and occupancy of the Property.

13. SERVICE CONTRACTS.

          13.1. As of Closing, Neose (i) hereby assigns, transfers and sets over unto Auxilium, and as of Closing Auxilium hereby accepts, all Neose's rights, title and interest in and to those certain contracts listed in Part A of Schedule 13.1, which Contracts pertain solely to the Property or Conveyed Equipment and are immediately assignable ("Assignable Contracts"), and (ii) will cooperate with Auxilium to obtain the consent of the other party to, and assign, transfer, and set over to Auxilium the contracts listed in Part B of Schedule 13.1, which contracts pertain solely to the Property or Conveyed Equipment and require consent for assignment ("Consent Contracts" and together with the Assignable Contracts, the "Contracts"). From and after the Closing, Neose and Auxilium will use commercially reasonable efforts to arrange for the transfer to Auxilium the rights and obligations under the contracts listed in Part C of Schedule 13.1, which rights and obligations relate solely to the Property or Conveyed Equipment ("Combined Contracts").

          13.2. Neose represents and warrants to Auxilium that: (a) the Contracts have not been assigned previously and are not subject to any lien or encumbrance, (b) all sums required to be paid as of the date hereof under the Contracts have been paid, and (c) the copies of the Contracts previously provided to Auxilium are true correct and complete and constitute the entire agreement between Neose and the respective contractors under the Contracts.

          13.3. Neose shall be responsible for the observance and performance of all its agreements and obligations under the Contracts arising prior to Closing.

          13.4. Auxilium hereby assumes and agrees to perform all of the covenants, agreements and obligations of Neose arising out of or relating to the Contracts which first arise and relate to the period from and after the Closing.

          13.5. Neose shall to the extent permitted by law, defend, protect, indemnify and save harmless Auxilium from and against any and all liabilities, suits, actions, losses, damages, costs and expenses, including without limitation counsel fees, suffered or incurred by Auxilium resulting from or relating to any failure by Neose to observe or perform any of its agreements or obligations under the Contracts prior to Closing.

          13.6. Auxilium shall defend, protect, indemnify and save harmless Neose from and against any and all liabilities, suits, actions, losses, damages, costs and expenses, including without limitation counsel fees, suffered or incurred by Neose resulting from or relating to any failure by Auxilium to observe or perform any of its agreements or obligations under the Contracts on or after the Closing.

          13.7. At Closing, the expenses relating to the Contracts shall be prorated between Auxilium and Neose and Auxilium shall pay to Neose the amount that Neose has paid prior to Closing for post-Closing time periods.

14. MISCELLANEOUS.

          14.1. This Agreement may be executed in several counterparts, all of which constitute one and the same instrument.

          14.2. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          14.3. The language of this Agreement shall be construed according to its normal and usual meaning and not strictly for or against either Neose or Auxilium. The rule of construction which allows a court to construe a document more strictly against its author shall not govern the interpretation of this Agreement.

          14.4. If any provision of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          14.5. This Agreement, together with the Pre-Closing Agreement and the Confidentiality and Nondisclosure Agreement dated March 1, 2006, as amended by the Pre- Closing Agreement, constitutes the entire agreement, and supersedes the letter agreement dated July 26, 2006, between the parties relating to the subject matter hereof, and may be amended only by written agreement of the parties. No representations, inducements, promises or agreements, oral or otherwise, between Neose or Auxilium or any of their respective brokers, employees or agents, not embodied herein, shall be of any force or effect. This Agreement is subject and subordinate in all respects to the Consent to Property Access Agreements of even date herewith among Alexandria, Neose, and Auxilium.

          14.6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

          14.7. Notices. All notices provided for or permitted under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) sent by facsimile with return facsimile confirmation; (iii) sent by commercial overnight courier with written verification of receipt; or (iv) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of which such party has provided notice in accordance with the provisions of this paragraph:

          To Auxilium: To Auxilium: Auxilium Pharmaceuticals, Inc.
                       Attn: General Counsel
                       40 Valley Stream Parkway
                       Malvern, PA 19355
                       Fax: (484) 321-2208

          To Neose:    Neose Technologies, Inc.
                       Attn: General Counsel
                       102 Witmer Road
                       Horsham, PA 19044

Notices shall be deemed effective (i) if delivered in person, when delivered;
(ii) if delivered by facsimile, on the date of receipt of facsimile confirmation; (iii) if delivered by commercial overnight courier, on the date of written verification of receipt; or (iv) if delivered by certified or registered U.S. mail, five business days after deposit in the mail.

          14.8. Neose and Auxilium agree that time is of the essence of this Agreement.

          IN WITNESS WHEREOF, Neose and Auxilium, intending to be legally bound hereby, have signed this Agreement as of the day and year first above written.

Neose Technologies, Inc.                Auxilium Pharmaceuticals, Inc.


By: /s/ A. Brian Davis                  By: /s/ James E. Fickenshear
    ---------------------------------       ------------------------------------
Name: A. Brian Davis                    Name: James E. Fickenshear
      -------------------------------         ----------------------------------
Title: SVP and CFO                      Title: Chief Financial Officer
       ------------------------------          ---------------------------------

                                  Schedule 1.1

                                   Neose Space

                                  SCHEDULE 1.1

                                  (FLOOR PLAN)

102 Witmer - Post-Close Agreement

                                  Schedule 2.1

                                Shared Equipment

                                                                    SCHEDULE 2.1

                                                                    CONFIDENTIAL

                      WITMER ROAD PROPERTY - SHARED ASSETS

FAS       EQUIPMENT   FAS
SYSTEM #    TAG #    TAG #   ACQ DATE         VENDOR                     DESCRIPTION                LOCATION  SERIAL NUMBER
--------  ---------  -----  ----------  -----------------  ---------------------------------------  --------  --------------
  729     M-01       00107   4/24/2000  Fisher Scientific  Microscope-Zeiss-Axiostar                Lab 1     33485
  N/A     VT-116                                           Mini Vortexer                            Lab 1     2-375976
1,576     KF-02      01078  10/23/2003  Fisher Scientific  KFD Titrino 758/B-20                     WR LAB 9  10576598
  527     ST01       00958                                 Lunaire Environmental-(4) stability
                                                              chambers                              WR LAB 9  Neose # ST 01
  537     ST02       00957                                 Lunaire Environmental- see # 527 notes   WR LAB 9  Neose # ST 02
  536     ST03       00956                                 Lunaire Environmental- see # 527 notes   WR LAB 9  Neose # ST 03
  528     ST04       00955                                 Lunaire Environmental- see # 527 notes   WR LAB 9  Neose # ST 04
1,695     ST05       01164   4/30/2004  Fisher             -20 degree C, 208V general purpose free  WR Lab 9  P250-104110-RO
1,699     ST06       01163   4/30/2004  Fisher Scientific  Ultima II SI Series ultralow-temp freez  WR Lab 9  R220-208039-RO
2,191     ST07       01432   4/30/2005  Fisher Scientific  32 cu ft Revco Environmental Chamber     QC lab    31958

                                  Schedule 2.2

                               "Facility Employee"

                               Walter Waldspurger
                                   Terry White
                                 Robert Livezey
                                 Steven Pinkney
                                  Richard Faust
                                  Joseph Engart
                                  Harry Santoo
                                 Aurelia Colding

                                   Schedule 6

                               Warehouse Facility

                                  (FLOOR PLAN)

201 Witmer - Post-Close Agreement

                                  SCHEDULE 13.1

                                SERVICE CONTRACTS

A.   Assignable Contracts are held with the following vendors:

     -    AT Chadwick Service Company+

     -    Brickman Group

     -    Critical Cleaning, Inc.

     -    Electronic Security Corp.

     -    Lancer USA+

     -    Neu-Ion

     -    Stericycle

     -    Steris

B.   Consent Contracts are held with the following vendors:

     -    Allied Waste/BFI

     -    Johnson Controls+

C.   Combined Contracts are held with the following vendors:

     -    Agilent+*

     -    Alfa Laval

     -    Beckman Coulter+*

     -    GE Analytical Instruments, Inc.+

     -    Integrated Service Solutions

     -    JC Ehrlich Co., Inc.

     -    Klenzoid Water Treatment+

     -    Ransome

     -    Thermo Electron Corporation+

*    Consent required for assignment.

+ The agreements with these vendors have been prepaid in full or in part and a pro-ration must be made upon the transfer of assets pursuant to the Agreement.